Exhibit 99.1

For Immediate Release

Mediacom Broadband LLC Reports

Results for Fourth Quarter and Full Year 2016

Mediacom Park, NY – February 23, 2017 – MEDIACOM BROADBAND LLC, a wholly-owned subsidiary of Mediacom Communications Corporation, today reported unaudited financial and operating highlights for the three months and year ended December 31, 2016. These results for Mediacom Broadband LLC remain subject to adjustments based upon completion of the audit for the year ended December 31, 2016.

Mediacom Broadband LLC Results for Fourth Quarter 2016*

•	Revenues were $263.0 million, reflecting a 4.8% increase from the prior year period

•	Operating income was $67.3 million, reflecting a 3.1% increase from the prior year period

•	Operating income before depreciation and amortization (“OIBDA”) was $106.2 million, reflecting a 4.9% increase from the prior year period

•	Net cash flows provided by operating activities were $86.0 million, compared to $75.4 million in the prior year period

•	Free cash flow of $35.9 million, compared to $35.4 million in the prior year period

Mediacom Broadband LLC Results for Full Year 2016*

•	Revenues were $1,033.2 million, reflecting a 5.2% increase from the prior year

•	Operating income was $252.3 million, reflecting a 7.2% increase from the prior year

•	OIBDA was $399.4 million, reflecting a 5.2% increase from the prior year

•	Net cash flows provided by operating activities were $336.0 million, compared to $297.2 million in the prior year

•	Free cash flow of $128.6 million, compared to $122.5 million in the prior year

About Mediacom

Mediacom Communications Corporation is the 5th largest cable operator in the U.S. serving almost 1.4 million customers in smaller markets primarily in the Midwest and Southeast. Mediacom offers a wide array of information, communications and entertainment services to households and businesses, including video, high-speed data, phone, and home security and automation. Through Mediacom Business, the company provides innovative broadband solutions to commercial and public sector customers of all sizes, and sells advertising and production services under the OnMedia brand. More information about Mediacom is available at www.mediacomcable.com.

Contacts:
Investor Relations	Media Relations
Jack P. Griffin	Thomas J. Larsen
Vice President, Corporate Finance	Senior Vice President, Government and Public Relations
(845) 443-2654	(845) 443-2754

*	OIBDA and free cash flow are defined under “Use of Non-GAAP Financial Measures” in Table 5 and are reconciled to operating income and net cash flows provided by operating activities, respectively, in Table 3.

TABLE 1*

Mediacom Broadband LLC

Selected Financial and Operating Data

(Dollars in thousands, except per unit data)

(Unaudited)

	Three Months Ended December 31,
	2016		2015		YoY% Change
Video	$111,620		$110,728		0.8%
High-speed data	85,952		76,853		11.8%
Phone	14,157		14,672		(3.5%)
Business services	36,431		33,772		7.9%
Advertising	14,794		14,838		(0.3%)

Total revenues	$262,954		$250,863		4.8%
Service costs	(103,391)		(99,013)		4.4%
SG&A expenses	(47,968)		(45,771)		4.8%
Management fees	(5,350)		(4,750)		12.6%

OIBDA (a)	$106,245		$101,329		4.9%
Cash interest expense (a)	(17,652)		(21,604)		(18.3%)
Capital expenditures (b)	(48,216)		(39,818)		21.1%
Dividend to preferred members	(4,500)		(4,500)		—

Free cash flow (a)	$35,877		$35,407		1.3%

OIBDA margin (c)	40.4%		40.4%

	December 31, 2016		December 31, 2015		YoY% Change
Video customers	463,000		480,000		(3.5%)
High-speed data (“HSD”) customers	643,000		605,000		6.3%
Phone customers	264,000		239,000		10.5%

Primary service units (“PSUs”)	1,370,000		1,324,000		3.5%

Video customer declines	(3,000)		(2,000)
HSD customer increases	7,000		12,000
Phone customer increases	7,000		6,000

Quarterly PSU increases	11,000		16,000

Customer relationships (d)	754,000		732,000		3.0%

Average total monthly revenue per:
PSU (e)	$64.24		$63.54		1.1%
Customer relationship (f)	$117.02		$114.94		1.8%

	December 31, 2016		December 31, 2015
Bank credit facility	$1,128,000		$1,329,750
5 1⁄2% senior notes due 2021	200,000		200,000
6 3⁄8% senior notes due 2023	300,000		300,000

Total debt (g)	$1,628,000		$1,829,750

Total leverage ratio (h)	3.83	x	4.51	x
Interest coverage ratio (i)	6.02	x	4.69	x

*	See Table 3 for reconciliations of OIBDA to operating income, cash interest expense to interest expense, net, and free cash flow to net cash flows from operating activities. See Table 4 for details of capital expenditures. See footnotes on Page 5, which contain important disclosures regarding the definitions used for selected unaudited financial and operating data.

TABLE 2*

Mediacom Broadband LLC

Selected Financial Data

(Dollars in thousands)

(Unaudited)

	Year Ended December 31,
	2016	2015	YoY% Change
Video	$450,658	$451,446	(0.2%)
High-speed data	331,778	295,049	12.4%
Phone	57,999	60,087	(3.5%)
Business services	141,054	128,684	9.6%
Advertising	51,750	47,096	9.9%

Total revenues	$1,033,239	$982,362	5.2%
Service costs	(419,406)	(401,751)	4.4%
SG&A expenses	(193,669)	(182,144)	6.3%
Management fees	(20,800)	(19,000)	9.5%

OIBDA (a)	$399,364	$379,467	5.2%
Cash interest expense (a)	(73,108)	(87,759)	(16.7%)
Capital expenditures (b)	(179,696)	(151,204)	18.8%
Dividend to preferred members	(18,000)	(18,000)	—

Free cash flow (a)	$128,560	$122,504	4.9%

OIBDA margin (c)	38.7%	38.6%

TABLE 3

Mediacom Broadband LLC

Reconciliation of Non-GAAP Measures

(Dollars in thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Free cash flow (a)	$35,877	$35,407	$128,560	$122,504
Capital expenditures	48,216	39,818	179,696	151,204
Dividend to preferred members	4,500	4,500	18,000	18,000
Other expense, net	(389)	(480)	(1,686)	(1,377)
Changes in assets and liabilities, net	(2,182)	(3,847)	11,464	6,905

Net cash flows provided by operating activities	$86,022	$75,398	$336,034	$297,236

OIBDA	$106,245	$101,329	$399,364	$379,467
Depreciation and amortization	(38,957)	(36,094)	(147,114)	(144,220)

Operating income	$67,288	$65,235	$252,250	$235,247

Cash interest expense	$17,652	$21,604	$73,108	$87,759
Amortization of deferred financing costs	1,292	1,690	5,617	6,909

Interest expense, net	$18,944	$23,294	$78,725	$94,668

*	See Table 3 for a reconciliation of, and Table 5 for information regarding, our use of non-GAAP measures.

TABLE 4

Mediacom Broadband LLC

Capital Expenditures

(Dollars in thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Customer premise equipment	$17,825	$24,139	$75,033	$80,885
Enterprise networks	2,202	1,922	10,367	9,209
Scalable infrastructure	15,864	4,575	41,688	21,277
Line extensions	4,374	1,833	15,141	6,351
Upgrade / rebuild	5,396	4,458	23,610	20,306
Support capital	2,555	2,891	13,857	13,176

Total capital expenditures	$48,216	$39,818	$179,696	$151,204

TABLE 5

Use of Non-GAAP Financial Measures

“OIBDA,” “cash interest expense” and “free cash flow” are not financial measures calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States. We define OIBDA as operating income before depreciation and amortization. We define cash interest expense as interest expense, net, less amortization of deferred financing costs. We define free cash flow as OIBDA less capital expenditures, cash interest expense and dividends to preferred members.

OIBDA is one of the primary measures used by management to evaluate our performance and to forecast future results. We believe OIBDA is useful for investors because it enables them to assess our performance in a manner similar to the methods used by management, and provide measures that can be used to analyze our value and evaluate our performance compared to other companies in the cable industry. A limitation of OIBDA, however, is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management utilizes a separate process to budget, measure and evaluate capital expenditures. OIBDA might not be comparable to similarly titled measures used by other companies, which may have different depreciation and amortization policies, and are key components in our covenant calculations.

Free cash flow is used by management to evaluate our ability to repay debt and facilitate the growth of our business with internally generated funds. A limitation of free cash flow, however, is that it may be affected by the timing of our capital spending. We believe free cash flow is useful for investors as it provides an additional measure that can be used to analyze our value and evaluate our performance compared to other companies in the cable industry. Free cash flow may not be comparable to similarly titled measures reported by other companies.

OIBDA and free cash flow should not be regarded as alternatives to operating income or net income as indicators of operating performance, or to the statement of cash flows as measures of liquidity, nor should they be considered in isolation or as substitutes for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA and that net cash flows provided by operating activities is the most directly comparable GAAP financial measure to free cash flow.

Cash interest expense excludes the amortization of financing costs which were paid upon the financing of the relevant debt. We believe cash interest expense is useful for investors because it enables them to assess our cost of debt for the current period without including the amortization of financing costs that were previously paid. We believe interest expense, net, is the most directly comparable GAAP financial measure to cash interest expense.

For reconciliations of OIBDA, cash interest expense and free cash flow to their most directly comparable GAAP financial measures, see Table 3.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements, including statements regarding our beliefs with respect to future events and our future financial performance. These forward-looking statements are not guarantees of future performance or results, and are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those we anticipate as a result of various factors, many of which are beyond our control. Significant factors that may cause such differences to occur include, but are not limited to: increased levels of competition; greater than anticipated programming and other service costs; our ability to generate sufficient cash flow to meet our debt service obligations; and other risks and uncertainties discussed in Mediacom Broadband LLC’s most recent Annual Report on Form 10-K. We disclaim any obligation to update any forward-looking statements contained herein, except as required by applicable federal securities laws.

FOOTNOTES:

(a)	See Table 5 for information about our use of Non-GAAP financial measures.
(b)	Capital expenditures excludes changes in accrued property, plant and equipment, which represented cash uses of $3.3 million and $3.8 million for the three months and full year ended December 31, 2016, respectively, and cash sources of $4.4 million and $4.9 million for the three months and full year ended December 31, 2015, respectively.
(c)	Represents OIBDA as a percentage of total revenues.
(d)	Represents the total number of customers that receive at least one service, without regard to which service(s) customers purchase.
(e)	Represents average total monthly revenues for the quarter divided by average PSUs for such quarter.
(f)	Represents average total monthly revenues for the quarter divided by average customer relationships for such quarter.
(g)	Total debt excludes the effect of deferred financing costs, net.
(h)	Represents total debt at quarter end divided by annualized OIBDA for the quarter.
(i)	Represents OIBDA divided by cash interest expense for the quarter.